EXHIBIT 3.2

AMENDED AND RESTATED BYLAWS

OF

RIBOZYME PHARMACEUTICALS, INC.

(A Delaware corporation)

ARTICLE I

STOCKHOLDERS

1. CERTIFICATES REPRESENTING STOCK.

(a) Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of, the Corporation by the Chairman or Vice-Chairman of the Board of Directors, if any, or by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation representing the number of shares owned by such person in the Corporation. If such certificate is countersigned by a transfer agent other than the Corporation or its employee or by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

(b) Whenever the Corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, and whenever the Corporation shall issue any shares of its stock as partly paid stock, the certificates representing shares of any such class or series or of any such partly paid stock shall set forth thereon the statements prescribed by the Delaware General Corporation Law. Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.

(c) The Corporation may issue a new certificate of stock in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or such person’s legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

2. FRACTIONAL SHARE INTERESTS.

The Corporation may, but shall not be required to, issue fractions of a share.

3. STOCK TRANSFERS.

Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfer of shares of stock of the Corporation shall be made only on the stock ledger of the Corporation by the registered holder thereof, or by such person’s attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer agent or a registrar, if any, and on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon.

4. RECORD DATE FOR STOCKHOLDERS.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date has been fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

5. MEANING OF CERTAIN TERMS.

As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term “share” or “shares” or “share of stock” or “shares of stock” or “stockholder” or “stockholders” refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the Corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the Second Amended and Restated Certificate of Incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the Second Amended and Restated Certificate of Incorporation may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights thereunder; provided, however, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the Second Amended and Restated Certificate of Incorporation, including any preferred stock which is denied voting rights under the provisions of the resolution or resolutions adopted by the Board of Directors with respect to the issuance thereof.

6. STOCKHOLDER MEETINGS.

(a) TIME. The annual meeting shall be held on the date and at the time fixed, from time to time, by the Board of Directors. A special meeting shall be held on the date and at the time fixed by the Board of Directors.

(b) PLACE. Annual meetings and special meetings shall be held at such place, within or without the State of Delaware, as the Board of Directors may, from time to time, fix. Whenever the Board of Directors shall fail to fix such place, the meeting shall be held at the registered office of the Corporation in the State of Delaware.

(c) CALL. Annual meetings and special meetings may be called by the Board of Directors or by any officer instructed by the Board of Directors to call the meeting.

(d) NOTICE OR WAIVER OF NOTICE. Written notice of all meetings shall be given, stating the place, date and hour of the meeting. The notice of an annual meeting shall state that the meeting is called for the election of Directors and for the transaction of other business which may properly come before the meeting, and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting), state such other action or actions as are known at the time of such notice. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called. If any action is proposed to be taken which would, if taken, entitle stockholders to receive payment for their shares of stock, the notice shall include a statement of that purpose and to that effect. Except as otherwise provided by the General Corporation Law, a copy of the notice of any meeting shall be given, personally or by mail, not less than ten days nor more than sixty days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived, and directed to each stockholder at such person’s address as it appears on the records of the Corporation. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in the United States mail. If a meeting is adjourned to another time, not more than thirty days hence, and/or to another place, and if an announcement of the adjourned time and place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the Board of Directors, after adjournment, fixes a new record date for the adjourned meeting. Notice need not be given to any stockholder who submits a written waiver of notice before or after the time stated therein. Attendance of a person at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

(e) STOCKHOLDER LIST. There shall be prepared and made, at least ten days before every meeting of stockholders, a complete list of the stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote at any meeting of stockholders.

(f) CONDUCT OF MEETING. Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting: the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, a Vice President, a chairman for the meeting chosen by the Board of Directors or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders. The Secretary of the Corporation or, in such person’s absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the chairman for the meeting shall appoint a secretary of the meeting.

(g) PROXY REPRESENTATION. Every stockholder may authorize another person or persons to act for such stockholder by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by such person’s attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

(h) INSPECTORS AND JUDGES. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. If an inspector or inspectors or judge or judges are not appointed by the Board of Directors, the person presiding at the meeting may, but need not, appoint one or more inspectors or judges. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled by appointment made by the person presiding thereat. Each inspector or judge, if any, before entering upon the discharge of such person’s duties, shall take and sign an oath faithfully to execute the duties of inspector or judge at such meeting with strict impartiality and according to the best of his ability. The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such other acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by such person or persons and execute a certificate of any fact so found.

(i) QUORUM. Except as the General Corporation Law or these Bylaws may otherwise provide, the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum at a meeting of stockholders for the transaction of any business. The stockholders present may adjourn the meeting despite the absence of a quorum. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

(j) VOTING. Each stockholder entitled to vote in accordance with the terms of the Second Amended and Restated Certificate of Incorporation and of these Bylaws, or, with respect to the issuance of preferred stock, in accordance with the terms of a resolution or resolutions of the Board of Directors, shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder. In the election of Directors, a plurality of the votes present at the meeting shall elect. Any other action shall be authorized by a majority of the votes cast except where the Second Amended and Restated Certificate of Incorporation or the . General Corporation Law prescribes a different percentage of votes and/or a different exercise of voting power. Voting by ballot shall not be required for corporate action except as otherwise provided by the General Corporation Law.

7. STOCKHOLDER ACTION WITHOUT MEETINGS.

Any action required to be taken, or any action which may be taken, at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE II

DIRECTORS

1. FUNCTIONS AND DEFINITION.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. The use of the phrase “whole Board” herein refers to the total number of Directors which the Corporation would have if there were no vacancies.

2. QUALIFICATIONS AND NUMBER.

A Director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors which shall constitute the whole Board of Directors shall be seven (7). The number of Directors may be increased or decreased by action of the Board of Directors. The Corporation will take all necessary or desirable actions within its control in order to cause:

(a) (i) Two (2) persons designated by the Sprout Group, one of whom must be reasonably acceptable to Venrock Associates and Oxford Bioscience Partners IV; (each a “Sprout Designee”), to be appointed members of the Board of Directors of the Corporation, and (ii) each of the compensation committee and the nominating committee to have one (1) of the Sprout Designees as a member. For so long as the funds managed or advised by the Sprout Group (collectively, “Sprout”) hold at least 10% of all the outstanding shares of Common Stock (as adjusted by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise, including the Reverse Stock Split), the Corporation shall use its best efforts to cause (i) both of the Sprout Designees to be nominated and elected to the Board of Directors of the Corporation in any election of directors, and (ii) if any Sprout Designee elected to the Board of Directors of the Corporation ceases for any reason to be a member of the Board of Directors of the Corporation during such person’s term as a Director, then the Corporation shall use its best efforts, subject to applicable laws and regulations, to cause such vacancy to be filled by a replacement designated by Sprout, and such designee shall be a Sprout Designee for purposes of these Bylaws. For so long as Sprout holds at least 10% of all the outstanding shares of Common Stock (as adjusted by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise, including the Reverse Stock Split), the Corporation shall use its best efforts to cause (i) one of the Sprout Designees to be nominated and elected to the Board of Directors of the Corporation in any election of directors, and (ii) if the Sprout Designee elected to the Board of Directors of the Corporation ceases for any reason to be a member of the Board of Directors of the Corporation during such person’s term as a Director, then the Corporation shall use its best efforts, subject to applicable laws and regulations, to cause such vacancy to be filled by a replacement designated by Sprout, and such designee shall be the Sprout Designee for purposes of these Bylaws. For so long as any Sprout Designee remains a member of the Board of Directors and as permitted by applicable law, then the compensation committee and the nominating committee (or any committees that have substantially similar authorities) will include a Sprout Designee.

(b) (i) One (1) person designated by Oxford Bioscience Partners IV (the “Oxford Designee”) to be appointed a member of the Board of Directors, and (ii) such Oxford Designee to be a member of the nominating committee. For so long as the funds managed or advised by Oxford Bioscience Partners IV (collectively, “Oxford”) hold at least 10% of all the outstanding shares of Common Stock (as adjusted by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise, including the Reverse Stock Split), the Corporation shall use its best efforts to cause (i) an Oxford Designee to be nominated and elected to the Board of Directors of the Corporation in any election of directors, and (ii) if an Oxford Designee elected to the Board of Directors of the Corporation ceases for any reason to be a member of the Board of Directors of the Corporation during such person’s term as a Director, then the Corporation shall use its best efforts, subject to applicable laws and regulations, to cause such vacancy to be filled by a replacement designated by Oxford, and such designee shall be the Oxford Designee for purposes of these Bylaws. For so long as any Oxford Designee remains a member of the Board of Directors and as permitted by applicable law, then the compensation committee (except during periods in which the compensation committee contains a Venrock Designee) the nominating committee (or any committees that have substantially similar authorities) will include an Oxford Designee.

(c) (i) One (1) person designated by Venrock Associates (the “Venrock Designee”) to be appointed a member of the Board of Directors of the Corporation and (ii) such Venrock Designee to be a member of the nominating committee and the compensation committee. For so long as the funds managed or advised by Venrock Associates (collectively, “Venrock”) hold at least 10% of all the outstanding shares of Common Stock (as adjusted by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise, including the Reverse Stock Split), (i) the Corporation shall use its best efforts to cause the Venrock Designee to be nominated and elected to the Board of Directors of the Corporation in any election of directors, and (ii) if a Venrock Designee elected to the Board of Directors of the Corporation ceases for any reason to be a member of the Board of Directors of the Corporation during such person’s term as a Director, then the Corporation shall use its best efforts, subject to applicable laws and regulations, to cause such vacancy to be filled by a replacement designated by Venrock, and such designee shall be the Venrock Designee for purposes of these Bylaws. For so long as any Venrock Designee remains a member of the Board of Directors and as permitted by applicable law, then the compensation committee (except during periods in which the compensation committee contains an Oxford Designee) and the nominating committee (or any committees that have substantially similar authorities) will include a Venrock Designee.

(d) The Chief Executive Officer of the Corporation to be elected to the Board of Directors.

(e) Two persons mutually acceptable to Sprout, Oxford and Venrock and the other holders of common stock of the Corporation to be elected to the Board of Directors.

3. ELECTION AND TERM.

Any Director may resign at any time upon written notice to the Corporation. Thereafter, Directors who are elected at an annual meeting of stockholders, and Directors who are elected in the interim to fill vacancies and newly created Directorships, shall hold office until the next annual meeting of stockholders and until their successors have been elected and qualified or until their earlier resignation or removal. In the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of Directors and/or for the removal of one or more Directors and for the filling of any vacancies in the Board of Directors, including vacancies resulting from the removal of Directors for cause or without cause, any vacancy in the Board of Directors may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum, or by the sole remaining Director.

4. MEETINGS.

(a) TIME. Regular meetings shall be held at such time as the Board shall fix. Special meetings may be called upon notice.

(b) FIRST MEETING. The first meeting of each newly elected Board may be held immediately after each annual meeting of the stockholders at the same place at which the meeting is held, and no notice of such meeting shall be necessary to call the meeting, provided a quorum shall be present. In the event such first meeting is not so held immediately after the annual meeting of the stockholders, it may be held at such time and place as shall be specified in the notice given as provided for special meetings of the Board of Directors, or at such time and place as shall be fixed by the consent in writing of all of the Directors.

(c) PLACE. Meetings, both regular and special, shall be held at such place within or without the State of Delaware as shall be fixed by the Board.

(d) CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, or the President, or of a majority of the Directors.

(e) NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral or any other mode of notice of the time and place shall be given for special meetings at least twenty-four hours prior to the meeting; notice may be given by telephone of telefax (in which case it is effective when given) or by mail (in which case it is effective seventy-two hours after mailing by prepaid first class mail). The notice of any meeting need not specify the purpose of the meeting. Any requirement of furnishing a notice shall be waived by any Director who signs a written waiver of such notice before or after the time stated therein. Attendance of a Director at a meeting of the Board shall constitute a waiver of notice of such meeting, except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(f) QUORUM AND ACTION. A majority of the whole Board shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the Directors in office shall constitute a quorum, provided that such majority shall constitute at least one-third (1/3) of the whole Board. Any Director may participate in a meeting of the Board by means of a conference telephone or similar communications equipment by means of which all

Directors participating in the meeting can hear each other, and such participation in a meeting of the Board shall constitute presence in person at such meeting. A majority of the Directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, and except as otherwise provided by the General Corporation Law, the act of the Board shall be the act by vote of a majority of the Directors present at a meeting, a quorum being present. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law and these Bylaws which govern a meeting of Directors held to fill vacancies and newly created Directorships in the Board.

Notwithstanding the foregoing, the Corporation will not, without the approval of, or the removal or modification of these approval requirements by, a majority of the whole Board of Directors (i.e., a majority of the total number of directors then in office):

(1)	Authorize, offer, sell, or issue any equity or debt securities of the Corporation;

(2)	Incur indebtedness for borrowed money or guarantee or act as a surety for any debt which individually or in the aggregate is in excess of Five Hundred Thousand Dollars ($500,000);

(3)	Grant a security interest in assets of the Corporation which individually or in the aggregate have a value in excess of Five Hundred Thousand Dollars ($500,000);

(4)	Sell, lease, sublease, license or otherwise transfer any of the rights, title and interest in any material Company Intellectual Property (as defined in that certain Stock and Warrant Purchase Agreement dated as of February 11, 2003 by and among the Corporation and the investors named therein (the “Stock Purchase Agreement”));

(5)	Purchase, license or otherwise acquire any of the rights, title or interest in any material Intellectual Property (as defined in the Stock Purchase Agreement) of any third party relating to pharmaceuticals or biologics;

(6)	Approve any annual business plan or budget or any material revisions thereto; or

(7)	Hire or terminate any executive officer of the Corporation, including the chief executive officer and chief financial officer.

(g) CHAIRMAN OF THE MEETING. The Chairman of the Board, if any and if present and acting, shall preside at all meetings. Otherwise, the Vice-Chairman of the Board, if any and if present and acting, or the President, if present and acting, or any other Director chosen by the Board, shall preside.

5. REMOVAL OF DIRECTORS.

Any or all of the Directors may be removed for cause or without cause by the stockholders.

6. COMMITTEES.

The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. In the absence or disqualification of any member of any such committee or committees, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

7. ACTION IN WRITING.

Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

ARTICLE III

OFFICERS

1. EXECUTIVE OFFICERS.

The Board of Directors may elect or appoint a Chairman of the Board of Directors, a President, one or more Vice Presidents (which may be denominated with additional descriptive titles), a Secretary, one or more Assistant Secretaries, a Chief Financial Officer or Treasurer, one or more Assistant Treasurers and such other officers as it may determine. Any number of offices may be held by the same person.

2. TERM OF OFFICE: REMOVAL.

Unless otherwise provided in the resolution of election or appointment, each officer shall hold office until the meeting of the Board of Directors following the next annual meeting of stockholders and until such officer’s successor has been elected and qualified or until the earlier resignation or removal of such officer. The Board of Directors may remove any officer for cause or without cause.

3. AUTHORITY AND DUTIES.

All officers, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be provided in these Bylaws, or, to the extent not so provided, by the Board of Directors.

4. THE CHAIRMAN OF THE BOARD OF DIRECTORS.

The Chairman of the Board of Directors, if present and acting, shall preside at all meetings of the Board of Directors, otherwise, the President, if present, shall preside, or if the President does not so preside, any other Director chosen by the Board shall preside.

5. THE PRESIDENT.

The President shall be the chief executive officer of the Corporation.

6. VICE PRESIDENTS.

Any Vice President that may have been appointed, in the absence or disability of the President, shall perform the duties and exercise the powers of the President, in the order of their seniority, and shall perform such other duties as the Board of Directors shall prescribe.

7. THE SECRETARY.

The Secretary shall keep in safe custody the seal of the Corporation and affix it to any instrument when authorized by the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors. The Secretary (or in such officer’s absence, an Assistant Secretary, but if neither is present another person selected by the Chairman for the meeting) shall have the duty to record the proceedings of the meetings of the stockholders and Directors in a book to be kept for that purpose.

8. THE CHIEF FINANCIAL OFFICER OR TREASURER.

The Chief Financial Officer/Treasurer shall have the care and custody of the corporate funds, and other valuable effects, including securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Chief Financial Officer/Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and Directors, at the regular meetings of the Board, or whenever they may require it, an account of all transactions as Chief Financial Officer/Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Chief Financial Officer/Treasurer shall give the Corporation a bond for such term, in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of such office and for the restoration to the Corporation, in case of such person’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in such person’s possession or under such person’s control belonging to the Corporation.

ARTICLE IV

CORPORATE SEAL

AND

CORPORATE BOOKS

The corporate seal shall be in such form as the Board of Directors shall prescribe. The books of the Corporation may be kept within or without the State of Delaware, at such place or places as the Board of Directors may, from time to time, determine.

ARTICLE V

FISCAL YEAR

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.

ARTICLE V

INDEMNITY

1. INDEMNITY UNDERTAKING.

Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “Proceeding”), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans (hereinafter “Other Entity”), whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent (hereafter an “Agent”), shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the corporation to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Agent as a result of the actual or deemed receipt of any payments under this Article VI) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter “Expenses”); provided, however, that except as to actions to enforce indemnification rights pursuant to Section 3 of this Article VI, the corporation shall indemnify any Agent seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article VI shall be a contract right.

2. ADVANCEMENT OF EXPENSES.

The Corporation shall, from time to time, reimburse or advance to any Director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any Director or office or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other person is not entitled to be indemnified for such expenses.

3. RIGHT OF CLAIMANT TO BRING SUIT.

If a claim under Section 1 or 2 of this Article VI is not paid in full by the corporation within [            ] days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including attorneys’ fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. The burden of proving such a defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

4. RIGHTS NOT EXCLUSIVE.

The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, the Certificate of Incorporation, these Bylaws, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

5. CONTINUATION OF BENEFITS.

The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to a person who has ceased to be a Director or officer (or other person indemnified thereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

6. INSURANCE.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI, the Second Amended and Restated Certificate of Incorporation, as amended April 16, 2003 or under section 145 of the General Corporation Law of any other provision law.

7. SETTLEMENT OF CLAIMS.

The corporation shall not be liable to indemnify any Agent under this Article VI (a) for any amounts paid in settlement of any action or claim effected without the corporation’s written consent, which consent shall not be unreasonably withheld; or (b) for any judicial award if the corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

8. BINDING EFFECT.

The provisions of this Article VI shall be a contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this Article VI is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer or other person intend to be, and shall be legally bound. No repeal or modification of this Article VI shall affect any rights or obligations with respect to any statement of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such statement of facts.

9. PROCEDURAL RIGHTS.

The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VI shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such Proceeding.

10. SUBROGRATION.

In the event of payment under this Article VI, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.

11. NO DUPLICATION OF PAYMENTS.

The corporation shall not be liable under this Article VI to make any payment in connection with any claim made against the Agent to the extent the Agent has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.

12. SERVICE DEEMED AT CORPORATION’S REQUEST.

Any Director or officer of the Corporation serving in any capacity (a) in which another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

13. ELECTION OF APPLICABLE LAW.

Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article VI may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.